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MGI FUNDS™

MGI Core Opportunistic Fixed Income Fund

99 High Street
Boston, Massachusetts  02110

June 27, 2011

Dear Shareholder:

We are pleased to notify you of changes involving the MGI Core Opportunistic Fixed Income Fund (the “Fund”), a series of MGI Funds (the “Trust”).

The Board of Trustees of the Trust (the “Board”) has approved the hiring of Dodge & Cox to serve as a subadvisor to the Fund and, in conjunction with this, the Board has approved a new subadvisory agreement between Mercer Global Investments, Inc., the Fund’s investment advisor, on behalf of the Fund, and Dodge & Cox (the “Dodge & Cox Subadvisory Agreement”).  As was previously communicated to you via a supplement to the Trust’s prospectus, dated April 1, 2011, Dodge & Cox began managing its allocated portion of the Fund’s investment portfolio on that date.

I encourage you to read the attached Information Statement, which provides, among other information, details regarding Dodge & Cox and the Dodge & Cox Subadvisory Agreement, as well as a discussion of the factors that the Board considered in approving the Dodge & Cox Subadvisory Agreement.

Sincerely,

/s/Richard L. Nuzum
Richard L. Nuzum, CFA
Trustee, President, and Chief Executive Officer
MGI Funds

MGI FUNDS™

MGI Core Opportunistic Fixed Income Fund

99 High Street
Boston, Massachusetts  02110

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of MGI Funds (the “Trust”) to inform shareholders of the MGI Core Opportunistic Fixed Income Fund (the “Fund”) about the hiring of a new subadvisor to the Fund, Dodge & Cox.  In connection with the hiring of Dodge & Cox, the Board approved a new subadvisory agreement between Mercer Global Investments, Inc., the Fund’s investment advisor (“MGI” or the “Advisor”), on behalf of the Fund, and Dodge & Cox (the “Dodge & Cox Subadvisory Agreement”).  Dodge & Cox began managing its allocated portion of the Fund’s investment portfolio on April 1, 2011, replacing BlackRock Financial Management, Inc. (“BlackRock”) as a subadvisor to the Fund.

The hiring of Dodge & Cox was approved by the Board upon the recommendation of MGI, without shareholder approval, as is permitted by the exemptive order of the U.S. Securities and Exchange Commission (the “SEC”), dated December 28, 2005 (the “Exemptive Order”), issued to the Trust and the Advisor.

This Statement is being mailed on or about June 28, 2011 to shareholders of record of the Fund as of May 31, 2011.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

MGI is the investment advisor to the series of the Trust, including the Fund.  The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series.  This approach permits MGI to hire, terminate, or replace subadvisors that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of subadvisory agreements relating to the management of the series.  Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires the shareholders of a mutual fund to approve an agreement pursuant to which a person serves as the investment advisor (or as a subadvisor) to the mutual fund.  The Trust and the Advisor have obtained the Exemptive Order, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated subadvisors and to modify subadvisory arrangements with unaffiliated subadvisors without shareholder approval.  Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor supervises the provision of portfolio management services to the series by various subadvisors.

The Exemptive Order allows the Advisor, among other things, to:  (i) continue the employment of a current subadvisor after events that would otherwise cause an automatic termination of a subadvisory agreement with the subadvisor, and (ii) reallocate assets among current or new subadvisors.  The Advisor has ultimate responsibility (subject to oversight by the Board) to supervise the subadvisors and recommend the hiring, termination, and replacement of the subadvisors to the Board.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or the Advisor (the “Independent Trustees”), at the Board meeting held on March 1 and 2, 2011 (the “Meeting”), (i) appointed Dodge & Cox to serve as a subadvisor to the Fund, and (ii) approved the Dodge & Cox Subadvisory Agreement.

The decision to approve Dodge & Cox was based upon certain factors, including (i) the Advisor’s views regarding Dodge & Cox’s record as an effective manager of portfolios of fixed income securities; (ii) the Advisor’s high degree of conviction in Dodge & Cox’s portfolio management team; and (iii) the Advisor’s opinion that Dodge & Cox would effectively complement the Fund’s other subadvisors, MacKay Shields LLC (“MacKay”), Pacific Investment Management Company LLC (“PIMCO”), and Western Asset Management Company (“Western”).  Please see “Board of Trustees’ Considerations” below.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order.  These conditions require, among other things, that within ninety (90) days of the hiring of a subadvisor, the affected series will notify the shareholders of the series of the changes.  This Statement provides such notice of the changes and presents details regarding Dodge & Cox and the Dodge & Cox Subadvisory Agreement.

THE ADVISOR

The Advisor, a Delaware corporation located at 99 High Street, Boston, Massachusetts 02110, serves as the investment advisor to the Fund. The Advisor is an indirect, wholly owned subsidiary of Marsh & McLennan Companies, Inc., 1166 Avenue of the Americas, New York, New York 10036.  The Advisor is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended (the “Advisers Act”).  The Advisor is an affiliate of Mercer Investment Consulting, Inc., an investment consultant with more than thirty years’ experience reviewing, rating, and recommending investment managers for institutional clients.

The Advisor provides investment advisory services to the Fund pursuant to the Investment Management Agreement, dated July 1, 2005, between the Trust and the Advisor (the “Management Agreement”).  The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Fund.  In so doing, the Advisor may hire one or more subadvisors to carry out the investment program of the Fund (subject to the approval of the Board).  The Advisor continuously reviews, supervises, and (where appropriate) administers the investment program of the Fund.  The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Fund.

Pursuant to the Management Agreement, the Advisor has overall supervisory responsibility for the general management and investment of the Fund’s investment portfolio, and, subject to review and approval by the Board:  (i) sets the Fund’s overall investment strategies; (ii) evaluates, selects, and recommends subadvisors to manage all or a portion of the Fund’s assets; (iii) when appropriate, allocates and reallocates the Fund’s assets among subadvisors; (iv) monitors and evaluates the performance of the Fund’s subadvisors, including the subadvisors’ compliance with the investment objective, policies, and restrictions of the Fund; and (v) implements procedures to ensure that the subadvisors comply with the Fund’s investment objective, policies, and restrictions.

For these services, the Fund pays the Advisor a fee calculated at an annual rate of 0.35% of the Fund’s average daily net assets.  The Trust, with respect to the Fund, and the Advisor have entered into a written contractual fee waiver and expense reimbursement agreement pursuant to which the Advisor has agreed to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (not including brokerage fees and expenses, interest, and extraordinary expenses) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Advisor received advisory fees of $2,467,863 from the Fund for the fiscal year ended March 31, 2011.

Several officers of the Trust are also officers and/or employees of the Advisor.  These individuals and their respective positions are:  Richard L. Nuzum serves as President, Chief Executive Officer, and Trustee of the Trust and as President and Global Business Leader of Mercer’s Investment Management Business; Kenneth G. Crotty serves as Vice President of the Trust and as President and Head of the U.S. investment management business of the Advisor and as Global Chief Operating Officer of the Advisor; Denis A. Larose serves as Vice President and Chief Investment Officer of the Trust and as Chief Investment Officer of the Advisor; Richard S. Joseph serves as Vice President, Treasurer, and Chief Financial Officer of the Trust and as Chief Operating Officer of the Advisor; Scott M. Zoltowski serves as Vice President, Chief Legal Officer, and Secretary of the Trust and as Chief Counsel – Investments of the Advisor; Colin Dean serves as Vice President and Assistant Secretary of the Trust and as Legal Counsel – Investments of the Advisor; Christopher A. Ray serves as Vice President of the Trust and as Vice President and Portfolio Manager of the Advisor; Ian Dillon serves as Vice President of the Trust and as a Portfolio Manager and Principal of Mercer Global Investments Canada Limited.  Manny Weiss and Wil Berglund each serves as Vice President of the Trust and as a Portfolio Manager and Principal of the Advisor; and Martin J. Wolin serves as Vice President and Chief Compliance Officer of the Trust and as Chief Compliance Officer of the Advisor.  The address of each executive officer of the Trust, except for Mr. Nuzum, is 99 High Street, Boston, Massachusetts 02110.  Mr. Nuzum’s address is 1166 Avenue of the Americas, New York, New York 10036.

DODGE & COX

Dodge & Cox is located at 555 California Street, 40th Floor, San Francisco, California 94104.  Dodge & Cox is employee-owned and is registered as an investment adviser with the SEC under the Advisers Act.  The Dodge & Cox Subadvisory Agreement is dated April 1, 2011.

Dodge & Cox was approved by the Board to serve as a subadvisor to the Fund at the Meeting.  Dodge & Cox is not affiliated with the Advisor, and Dodge & Cox discharges its responsibilities subject to the oversight and supervision of the Advisor.  Dodge & Cox is compensated out of the fees that the Advisor receives from the Fund.  No increase in the advisory fees paid by the Fund to the Advisor resulted from the appointment of Dodge & Cox as a subadvisor to the Fund or the implementation of the Dodge & Cox Subadvisory Agreement.  The fees paid by the Advisor to Dodge & Cox for serving as a subadvisor to the Fund depend upon the fee rates negotiated by the Advisor and the percentage of the Fund’s assets allocated to Dodge & Cox by MGI.  In accordance with procedures adopted by the Board, Dodge & Cox may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

Dodge & Cox serves as investment advisor or subadvisor for the registered investment company listed below, which has an investment objective similar to the Fund’s investment objective:

Name	Assets as of March 31, 2011 (in billions)	Annual Advisory Fee Rate (as a % of average daily net assets)
Dodge & Cox Income Fund	$22.9	0.40%

For the registered investment company identified above, Dodge & Cox has contractually agreed to waive its advisory fee to the extent that such fee plus all other ordinary operating expenses paid by the investment company exceed 1% of the investment company's average daily net assets.

The names and principal occupations of the principal executive officers of Dodge & Cox are listed below.  The address of each principal executive officer, as it relates to the person’s positions with Dodge & Cox, is 555 California Street, 40th Floor, San Francisco, California 94104.

Name	Principal Occupation
John A. Gunn	Chairman Emeritus and Director
Kenneth E. Olivier	Chairman, Chief Executive Officer, and Director
Dana M. Emery	Co-President, Director of Fixed Income, and Director
Thomas M. Mistele	Chief Operating Officer, Secretary, and Director
John M. Loll	Vice President and Treasurer
Charles F. Pohl	Co-President, Chief Investment Officer, and Director
C. Bryan Cameron	Senior Vice President and Director of Research
Katherine M. Primas	Vice President, Chief Compliance Officer

THE DODGE & COX SUBADVISORY AGREEMENT

The Dodge & Cox Subadvisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of considering and approving the Dodge & Cox Subadvisory Agreement for an initial term of two years.  Thereafter, continuance of the Dodge &

Cox Subadvisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Dodge & Cox Subadvisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the Exemptive Order.

The terms of the Dodge & Cox Subadvisory Agreement, other than the rate of compensation paid by the Advisor to Dodge & Cox, are substantially similar to the terms contained in the subadvisory agreements in effect between the Advisor and each of MacKay, PIMCO, and Western, and the subadvisory agreement previously in effect between the Advisor and BlackRock.

The Dodge & Cox Subadvisory Agreement provides that Dodge & Cox, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio.  Dodge & Cox, subject to the supervision of the Board and the Advisor, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of Dodge & Cox’s allocated portion of the Fund’s assets.  Dodge & Cox also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

The Dodge & Cox Subadvisory Agreement provides for Dodge & Cox to be compensated based on the average daily net assets of the Fund allocated to Dodge & Cox.  Dodge & Cox is compensated for serving as a subadvisor to the Fund from the fees that the Advisor receives from the Fund.  Dodge & Cox generally will pay all expenses it incurs in connection with its activities under the Dodge & Cox Subadvisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

The Dodge & Cox Subadvisory Agreement may be terminated at any time, without the payment of any penalty, by:  (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940 Act), or the Advisor, or (ii) Dodge & Cox, on not less than ninety (90) days’ written notice to the Advisor and the Trust.

BOARD OF TRUSTEES’ CONSIDERATIONS

At the Meeting, MGI recommended the appointment of Dodge & Cox to serve as a subadvisor to the Fund after evaluating a number of other possible investment managers.  The Advisor’s recommendation of Dodge & Cox was based upon, among other factors: (i) the Advisor’s high degree of conviction in Dodge & Cox and its team of investment professionals who would be managing Dodge & Cox’s allocated portion of the Fund’s investment portfolio; (ii) the Advisor’s reservations and concerns regarding the stability and continuity of BlackRock’s senior investment team and the consistent application of BlackRock’s investment process; (iii) the Advisor’s belief that Dodge & Cox could enhance the Fund’s performance; (iv) Dodge & Cox’s resources and investment experience, which was characterized by continuity and stability among Dodge & Cox’s investment professionals; (v) Dodge & Cox’s disciplined decision making and long-term investment focus; (vi) Dodge & Cox’s conservative investment strategy and intensive fundamental research; (vii) Dodge & Cox’s Opportunistic Core Fixed Income Strategy’s (the “Core Income Strategy”) impressive historical performance record; (viii) Dodge & Cox’s compelling risk/return characteristics over the last five calendar years; (ix) the Advisor’s belief that Dodge & Cox’s long-term investment horizon would serve to reduce annual portfolio turnover and emphasize bottom-up (security and sector) sources of return; and (x) the Advisor’s belief that Dodge & Cox tended to perform better in down markets and would complement the Fund’s three other subadvisors, MacKay, PIMCO, and Western.

At the Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Dodge & Cox Subadvisory Agreement.  In determining whether to approve the Dodge & Cox Subadvisory Agreement, the Board considered the information received in advance of the Meeting, which included:  (i) a copy of the form of the Dodge & Cox Subadvisory Agreement; (ii) information regarding the process by which the Advisor reviewed, selected, and recommended Dodge & Cox, and the Advisor’s rationale for recommending Dodge & Cox for Board approval; (iii) information regarding the nature, quality, and extent of the services that Dodge & Cox would provide to the Fund; (iv) information regarding the reputation, prior investment experience, investment management business, portfolio management personnel, and operations of Dodge & Cox; (v) information regarding Dodge & Cox’s brokerage and trading policies and practices; (vi) information regarding the level of subadvisory fees to be charged by Dodge & Cox, and a comparison of those fees to the fees Dodge & Cox charged to other registered investment companies and institutional separate accounts that Dodge & Cox advised; (vii) information regarding Dodge & Cox’s compliance program; (viii) information regarding Dodge & Cox’s historical performance returns managing investment mandates similar to the Fund’s investment mandate, and such performance compared to a relevant index; and (ix) information regarding Dodge & Cox’s financial condition.  The Board also considered the substance of discussions with representatives of the Advisor and Dodge & Cox at the Meeting.

When considering the approval of the Dodge & Cox Subadvisory Agreement, the Board reviewed and analyzed the factors that the Board deemed relevant with respect to Dodge & Cox, including:  the nature, quality, and extent of the services to be provided to the Fund by Dodge & Cox; Dodge & Cox’s management style; Dodge & Cox’s historical performance record managing pooled investment products similar to the Fund; the qualifications and experience of the portfolio managers and investment management personnel who will be responsible for the day-to-day management of Dodge & Cox’s allocated portion of the Fund’s investment portfolio; and Dodge & Cox’s staffing levels and overall resources.  Additionally, the Board reviewed materials supplied by counsel that were prepared for use by the Board in fulfilling its duties under the 1940 Act.

In examining the nature, quality, and extent of the services to be provided by Dodge & Cox to the Fund, the Board considered:  the specific investment management process to be employed by Dodge & Cox in managing its allocated portion of the Fund; the qualifications of Dodge & Cox’s investment professionals with regard to implementing investment mandates similar to the Fund’s investment mandate; Dodge & Cox’s overall favorable performance record as compared to a relevant benchmark; Dodge & Cox’s infrastructure and whether Dodge & Cox’s organization appeared to adequately support its investment strategy; and the Advisor’s review and selection process and the Advisor’s favorable assessment as to the nature, quality, and extent of the subadvisory services expected to be provided by Dodge & Cox.  The Board concluded that the Fund and its shareholders would benefit from the qualifications and experience of Dodge & Cox’s portfolio managers and other investment professionals. Based on the Board’s consideration and review of the foregoing information, the Board concluded that the nature, quality, and extent of the subadvisory services anticipated to be provided by Dodge & Cox, as well as Dodge & Cox’s ability to render such services based on its experience, operations, and resources, were appropriate for the Fund, in light of the Fund’s investment objective, and the mandate relating to the allocated portion of the Fund’s investment portfolio that Dodge & Cox would manage, and supported a decision to approve the Dodge & Cox Subadvisory Agreement.

Because Dodge & Cox previously had not managed an allocated portion of the Fund’s investment portfolio, the Board, at the Meeting, could not consider Dodge & Cox’s investment performance in managing the Fund as a factor in evaluating the Dodge & Cox Subadvisory Agreement.  However, the Board did review Dodge & Cox’s historical performance record utilizing its Core Income Strategy in managing other accounts and advising other registered investment companies that were comparable to the Fund.  The Board compared this historical performance to a relevant benchmark and considered that Dodge & Cox’s historical performance compared favorably to such benchmark.  On this basis, the Board concluded that Dodge & Cox’s historical performance record, when viewed together with the other factors considered by the Board, supported a decision to approve the Dodge & Cox Subadvisory Agreement.

The Board carefully considered the proposed fees payable under the Dodge & Cox Subadvisory Agreement.  In this regard, the Board evaluated the compensation to be paid to Dodge & Cox by the Advisor.  The Board also considered comparisons of the fees that will be paid to Dodge & Cox with the fees Dodge & Cox charges to its other advisory clients, noting that the fee rate that the Advisor had negotiated with Dodge & Cox appeared to compare favorably with the fee rates that Dodge & Cox has implemented with its other investment company clients and institutional separate accounts.  The Board noted that subadvising the Fund would be the first time that Dodge & Cox subadvised a mutual fund that was not part of the Dodge & Cox Funds, and considered assurances from Dodge & Cox that it was comfortable in this role.

The Board also considered whether Dodge & Cox’s fee schedule included breakpoints that would reduce Dodge & Cox’s fees as the assets of the Fund allocated to Dodge & Cox increased.  The Board noted that while Dodge & Cox’s proposed subadvisory fee schedule did include breakpoints, this would not be a primary factor in the Board’s analysis because the fees to be paid to Dodge & Cox would be paid by the Advisor, rather than directly by the Fund.  The Board recalled the data presented by MGI, as required by the Exemptive Order, that illustrated that the hiring of Dodge & Cox would have a slightly positive impact on the Advisor’s profitability in managing the Fund. The Board was not provided with, and did not review, information regarding the estimated profits that may be realized by Dodge & Cox in managing the Fund’s assets.  Since the fees to be paid to Dodge & Cox were the result of arm’s-length bargaining between unaffiliated parties, and given the Advisor’s economic incentive to negotiate a reasonable fee, Dodge & Cox’s potential profitability was not considered relevant to the Board’s deliberations.  After evaluating the proposed fees, the Board concluded that the fees that would be paid to Dodge & Cox by MGI for managing its allocated portion of the Fund appeared to be within a reasonable range in light of the nature, quality, and extent of the services to be provided.

The Board reviewed the form of the Dodge & Cox Subadvisory Agreement.  The Board considered that the Dodge & Cox Subadvisory Agreement provided for the same range of services as the subadvisory agreements that were in place with the Fund’s three other subadvisors, PIMCO, Western, and MacKay, and the subadvisory agreement that previously was in place with BlackRock.

The Board also considered whether there were any potential “fallout” or ancillary benefits that may accrue to Dodge & Cox as a result of its relationship with the Fund and concluded that the expected benefits were reasonable.

The Board considered the Advisor’s recommendation that the hiring of Dodge & Cox as a subadvisor to the Fund, replacing BlackRock, would more effectively complement the Fund’s three current subadvisors, MacKay, PIMCO, and Western.  The Board also considered that the Advisor could accomplish efficiently and economically the transition of replacing BlackRock with Dodge & Cox.

In considering the materials and information described above, the Independent Trustees received assistance from, and met separately with, their independent legal counsel, and were provided with and discussed a description of their statutory responsibilities and the legal standards that are applicable to the approval of investment advisory and subadvisory agreements.

After full consideration of the factors discussed above, with no single factor identified as being determinative, the Board, including a majority of the Independent Trustees, with the assistance of independent counsel, concluded that the initial approval of the Dodge & Cox Subadvisory Agreement was in the best interests of the Fund and its shareholders, and approved the Dodge & Cox Subadvisory Agreement.

GENERAL INFORMATION

Administrative and Accounting Services

State Street Bank and Trust Company (the “Administrator”), located at One Lincoln Street, Boston, Massachusetts 02111, serves as the administrator of the Fund.  The Administrator performs various services for the Fund, including fund accounting, daily and ongoing maintenance of certain Fund records, calculation of the Fund’s net asset value, and preparation of shareholder reports.

The Advisor provides certain internal administrative services to the Class S, Class Y-1, and Class Y-2 shares of the Fund, for which the Advisor is entitled to receive a fee of 0.15%, 0.10%, and 0.05% of the average daily net assets of the Class S, Class Y-1, and Class Y-2 shares, respectively.  For the fiscal year ended March 31, 2011, the Fund did not pay any fees to the Advisor for internal administrative services.

Principal Underwriting Arrangements

MGI Funds Distributors, Inc. (the “Distributor”), located at 301 Bellevue Parkway, Wilmington, Delaware 19809, is a Delaware corporation that is a subsidiary of BNY Mellon, and acts as the principal underwriter of each class of shares of the Fund pursuant to an Underwriting Agreement with the Trust.  The Underwriting Agreement requires the Distributor to use its best efforts, consistent with its other businesses, to sell shares of the Fund.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2011, the Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of May 31, 2011, the Fund had 102,000,314.302 total shares outstanding, and the following person(s) owned, beneficially or of record, 5% or more of a class of equity securities of the Fund:

Name and Address	Class	Shares	% Ownership

MGI Collective Trust: MGI Core Opportunistic Fixed Income Portfolio 99 High Street Boston, Massachusetts 02110	Class Y-3	86,423,993.758	84.7291%

SHAREHOLDER REPORTS

Additional information about the Fund’s investments is available in the Fund’s annual and semi-annual reports to shareholders.  In the Fund’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year.  A copy of the Fund’s most recent annual report to shareholders and the most recent semi-annual report succeeding the annual report to shareholders (when available) may be obtained, without charge, by calling your plan administrator or recordkeeper or financial advisor, or by calling the Trust toll-free at 1-866-658-9896.